EX. 10.04
THE E.W. SCRIPPS COMPANY
EXECUTIVE ANNUAL INCENTIVE PLAN
Approved by the Committee on 2/24/2020

1.    Purpose. The purpose of this Executive Annual Incentive Plan (this “Plan”) is to reward designated employees of The E.W. Scripps Company (the “Company”) and its Subsidiaries for the achievement of each year’s business plan objectives in a manner consistent with the Company’s strategies for achieving sustainable long-term shareholder value. The Plan is amended and restated effective for Performance Periods commencing on or after January 1, 2020.
2.    Definitions. The following capitalized words as used in this Plan shall have the following meanings:
“Award Opportunity” means a cash award opportunity established under the Plan for a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish, other than a Discretionary Bonus.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” has the meaning given such term in Section 1 of this Plan.
“Discretionary Bonus” has the meaning given such term in Section 7 of this Plan.
“Employee” means any person employed by the Company or its Subsidiaries.
“Participant” means, as to any Performance Period, any Employee who is selected by the Committee to be eligible to participate in the Plan for that Performance Period, as provided herein.
“Payout Formula” means the formula established by the Committee for determining Award Opportunities for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.
“Performance Objectives” means the measurable or subjective performance objective or objectives established pursuant to this Plan for Participants who have received Award Opportunities. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of a Subsidiary, division, business unit, department, region or function within the Company or Subsidiary in which the Participant is employed (i.e., “financial objectives”) or in terms of the performance of the individual Participant (i.e., “individual objectives”) and may be based on the following criteria: earnings per share; segment profit; gross margin; operating or other expenses; earnings before or after interest, taxes, depreciation and/or amortization; cash flow or free cash flow; net income; return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); stock price appreciation; viewer ratings or impressions; online revenue; online segment profit; website traffic; market share; revenue; return on total capital; return on invested capital; return on equity; return on assets; total return to shareholders; earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items; return on investment; operating margin; profit margin; contribution margin; new customers; cost controls; operating efficiencies; product development; strategic partnering; research and development; market penetration; geographic business expansion; cost targets; productivity; employee satisfaction; management of employment practices and employee benefits; supervision of litigation or labor negotiations; dealings with regulatory bodies; acquisitions or divestitures; customer satisfaction; program development; avoidance of public or employee safety problems; and/or strategic business criteria related to a Participant’s area or areas of responsibility. The Performance Objectives may be made relative to the performance of other corporations or entities.
“Performance Period” means the Company’s fiscal year or such other period as determined by the Committee in its discretion, within which the Performance Objectives relating to an Award Opportunity are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
“Plan” means The E.W. Scripps Company Executive Annual Incentive Plan, as amended from time to time.
“Subsidiary” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Company.
3.    Administration. The Committee shall be responsible for administration of the Plan. The Committee, by majority action, is authorized to interpret the Plan, to prescribe, amend, and rescind regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Subsidiaries, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants. No member of the Committee shall be liable for any such action or determination made in good faith. The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3) shall include the Board.
4.     Eligibility. The Committee, in its sole discretion, shall determine which Employees will be eligible to participate in the Plan. Unless otherwise determined by the Committee, participation shall be limited to Board-appointed officers of the Company or its Subsidiaries who are designated by the Board as “Section 16 officers.” An Employee who is a Participant for a given Performance Period or who receives a Discretionary Bonus hereunder is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period or of receiving any further Discretionary Bonus.
5.     Award Opportunities.
a.    Within the first 90 days following the beginning of each Performance Period (or by such other date as the Committee may determine, in its sole discretion), the Committee shall establish the Award Opportunity for each Participant, including the applicable Performance Objectives and Payout Formula. Each Performance Objective may be weighted by the Committee to reflect its relative importance to the Company in the applicable Performance Period. The Payout Formulas, Performance Objectives and weighting of the Performance Objectives need not be uniform with respect to any or all Participants. The Committee may also establish Award Opportunities for newly hired or newly promoted employees without compliance with such timing and other limitations as provided herein, which Award Opportunities may be based on performance during less than the full Performance Period and may be pro-rated in the discretion of the Committee.
b.    Except as otherwise may be provided pursuant to this Plan or any employment or severance agreement or plan between the Participant and the Company or a Subsidiary, any Award Opportunity will be forfeited automatically to the extent that the Performance Objectives established by the Committee are not achieved during the applicable Performance Period. However, the Committee may determine that only a threshold level relating to a Performance Objective must be achieved for Award Opportunities to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.
c.    The Committee may in its sole discretion modify the Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances; (ii) in the event that a Participant’s responsibilities materially change during a Performance Period or the Participant is transferred to a position that is not designated or eligible to participate in the Plan; or (iii) in such other circumstances as the Committee may determine, in its sole discretion.
6.    Determination and Vesting of Award Opportunities.
a.    Following the end of each Performance Period, the Committee shall determine in writing whether and to what extent the Performance Objectives with respect to each Participant for the applicable Performance Period have been achieved and, if such Performance Objectives have been achieved, to approve actual payment of each Award Opportunity under the Plan pursuant to the applicable Payout Formulas.
b.    Except as otherwise may be provided pursuant to any employment or severance agreement between the Participant and the Company or a Subsidiary, or pursuant to any severance plan maintained by the Company or a Subsidiary that covers the Participant, to become vested in the right to receive payment of an Award Opportunity earned for a Performance Period, a Participant must be employed by the Company or a Subsidiary on the last day of such Performance Period.
c.    Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, reduce the resulting Award Opportunity otherwise payable to any Participant for a particular Performance Period, regardless of the level of attainment of the Performance Objectives, at any time prior to the payment of the Award Opportunity, in light of such Participant’s individual performance during the Performance Period, the quality of the financial results, or such other factors as the Committee deems relevant, including changed or special circumstances that arose during the Performance Period.
7.    Discretionary Bonus. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, make a discretionary bonus award (a “Discretionary Bonus”) to any Participant in light of such Participant’s individual performance or or such other circumstances or factors as the Committee deems relevant.
8.    Payment. Except as otherwise may be provided pursuant to a valid deferral election in effect under a deferred compensation plan of the Company or a Subsidiary, any vested Award Opportunity earned by a Participant for a particular Performance Period shall be paid in cash after the end of the Performance Period, but in no event later than two and one-half months after the end of the Performance Period; and any Discretionary Bonus shall be paid in cash no later than two and one-half months after the end of the Company’s fiscal year in which the Committee approves payment of such discretionary bonus. The Committee may, in its sole discretion, determine that all or part of an Award Opportunity or Discretionary Bonus shall be paid in the form of an equivalent amount of Company common shares; provided that the shares shall be issued under and subject to the terms and conditions of a shareholder-approved equity compensation plan of the Company.
9.     Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Subsidiaries, are required to be withheld with respect to such payments.
10.     No Employment Contract. Nothing contained in this Plan shall confer upon a Participant any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of a Participant. For purposes of the Plan, the transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of the Participant’s employment.
11.    Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

12.    Transferability. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.
13.     Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
14.     Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Ohio, but without regard to its conflict of law provisions.
15.     Amendment or Termination. The Committee acting alone, or the Board after receiving a recommendation from the Committee, retains the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Employee or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award Opportunity earned for a Performance Period ending prior to the action of the Board amending, suspending or terminating the Plan.
16.    Source of Payment. Each Award Opportunity and Discretionary Bonus that may become payable under the Plan will be paid solely from the general assets of the Company and its Subsidiaries. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Award Opportunity or Discretionary Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
17.    Clawback. In addition to any other remedies available to the Company or a Subsidiary, any Award Opportunity or Discretionary Bonus granted or paid to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy maintained by the Company from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.
18.    Section 409A. The Company intends that Award Opportunities and Discretionary Bonuses granted under the Plan be exempt from, or comply with, the requirements of Section 409A of the Code, and the Plan shall be interpreted, administered and governed in accordance with that intent. Although the Company intends to administer the Plan so that Award Opportunities and Discretionary Bonuses will be exempt from the requirements of Section 409A of the Code, the Company does not warrant that any Award Opportunity or Discretionary Bonus under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, vesting or payment of any Award Opportunity or Discretionary Bonus under the Plan.

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